Southern Company and AGL Resources announce merger settlement with all parties in New Jersey
ATLANTA, May 5, 2016 - Southern Company (NYSE: SO) and AGL Resources (NYSE: GAS) today announced that an agreement has been reached that settles all contested issues in the New Jersey merger proceeding.
The merger is still subject to final approval by the New Jersey Board of Public Utilities (BPU). Consequently, the only remaining regulatory approvals required to close the merger are the BPU’s and Illinois Commerce Commission’s approvals of the comprehensive settlements reached in those jurisdictions. The companies also confirmed that the merger remains on track for closing in the second half of 2016.
AGL Resources is the parent company of Elizabethtown Gas, a regulated utility providing natural gas distribution services to customers in New Jersey.
When completed, the combination of Southern Company and AGL Resources is expected to create the second-largest utility company in the U.S. by customer base, bringing together:

•	Eleven regulated electric and natural gas distribution companies providing service to approximately 9 million customers;

•	Operations of nearly 200,000 miles of electric transmission and distribution lines;

•	More than 80,000 miles of gas pipelines; and

•	Approximately 44,000 megawatts of electricity generating capacity.

For more information about the proposed merger, visit www.doingenergybetter.com.

About Southern Company
With more than 4.5 million customers and approximately 44,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America’s energy future by developing the full portfolio of energy resources, including nuclear, 21st century coal, natural gas, renewables and energy efficiency, and creating new products and services for the benefit of customers. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a 2014 Top Employer for Hispanics by Hispanic Network. The company earned the 2014 National Award of Nuclear Science and History from the National Atomic Museum Foundation for its leadership and commitment to nuclear development, and is consistently ranked among the top utilities in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.
About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company which owns and operates natural gas utilities, as well as retail energy and services, wholesale services and midstream businesses. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a Fortune 500 company and a member of the S&P 500 Index. For more information, visit www.aglresources.com.
Cautionary Statements Regarding Forward-Looking Information
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning the expected timing of the completion of the proposed merger and the expected benefits thereof. These forward-looking statements are often characterized by the use of words such as "expect," "anticipate," "plan," "believe," "may," "should," "will," "could," "continue" and the negative or plural of these words and other comparable terminology. Although Southern Company and AGL Resources believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies (including the terms of such approvals); the possibility that long-term financing for the transaction may not be put in place prior to the closing; the risk that a condition to closing of the merger or the committed financing may not be satisfied; the possibility that the anticipated benefits from the transaction cannot be fully realized or may take longer to realize than expected; the possibility that costs related to the integration of Southern Company and AGL Resources will be greater than expected; the credit ratings of the combined company or its subsidiaries may be different from what the parties expect; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the diversion of management time on transaction-related issues; the impact of legislative, regulatory and competitive changes; and other risk factors relating to the energy industry, as detailed from time to time in each of Southern Company's and AGL Resources' reports filed with the Securities and Exchange Commission. There can be no assurance that the transaction will in fact be consummated.
Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this release, as well as under Item 1.A in each of Southern Company's and AGL Resources' Annual Reports on Form 10-K for the fiscal year ended December 31, 2015. Southern Company and AGL Resources caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to Southern Company and AGL Resources, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to Southern Company or AGL Resources or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this release. Neither Southern Company nor AGL Resources undertakes any obligation to update or revise any forward-looking statement, except as may be required by law.